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                        PREARRANGED CAPACITY RELEASE OF
                   FIRM NATURAL GAS TRANSPORTATION AGREEMENTS


This Capacity Release of Firm Natural Gas Transportation Agreements ("Agreement") is made as of this 30th day of November, 1993 by and among Cascade Natural Gas Corporation, a Washington corporation with its registered office in Seattle, Washington ("Cascade") and Tenaska Gas Co. ("Gas Co."), a Nebraska corporation, and Tenaska Washington Partners, L.P. ("Partnership"), a Washington limited partnership (Gas Co. and Partnership collectively referred to as "Tenaska").

                                   WITNESSETH:

WHEREAS, pursuant to certain Natural Gas Transportation Agreements between Northwest Pipeline Corporation ("Northwest") and Cascade, dated the 27th day of August, 1992 ("Northwest Transportation Agreements"), copies of which are attached hereto as Attachment A and Attachment B, Northwest provides firm transportation of natural gas to Cascade; and

WHEREAS, Cascade, Gas Co. and Partnership have entered into a Natural Gas Purchase and Sale Agreement dated August 1, 1992 (the "Buy/Sell Agreement') which contains provisions for Cascade to utilize the Northwest Transportation Agreements to transport certain gas purchased by Cascade from Tenaska to delivery points under the Northwest Transportation Agreements where such gas would be resold to Tenaska; and

WHEREAS, Cascade has "grandfathered" the Buy/Sell Agreements pursuant to the Northwest tariff in order to comply with the Federal Energy Regulatory Commission ("F.E.R.C.") Order 636; and

WHEREAS, Partnership is constructing a cogeneration facility in the Ferndale, Washington area (the "Facility"), and Tenaska could utilize the Northwest Transportation Agreements to provide transportation service to the Facility other than through the use of the Buy/Sell Agreement; and

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                                       (2)


WHEREAS, Cascade wishes to permanently release, and Tenaska wishes to accept, all of the rights and obligations under the Northwest Transportation Agreements pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt of which is hereby acknowledged, and intending to be legally bound and to bind their successors and assigns, Gas Co., Partnership and Cascade (the "Parties" hereto; each is a "Party") agree as follows:

1. Cascade hereby agrees to hold and maintain the Northwest Transportation Agreements in accordance with the terms and conditions set out herein and to permanently release unto Tenaska, and its permitted successors and assignees, all of Cascade's right, title and interest in, to and under the Northwest Transportation Agreements, including the right to renew or extend the term of the Northwest Transportation Agreements, effective as of the Capacity Release Date, such assignment and transfer being hereafter referred to as the "Capacity Release".

2.   (i)    This Agreement shall be in full force and effect and binding upon
            Cascade and Tenaska as of the date hereinabove stated.

     (ii) Subject to subparagraph 2(v), the effective date (the "Capacity Release Date") of Cascade's release and of Tenaska's acceptance and assumption pursuant to Paragraph 3 of this Agreement shall be April 1, 1994.

     (iii) Thirty (30) days prior to the minimum notice period required by Northwest to allow for a capacity release on the Capacity Release Date, Cascade shall deliver a copy of this Agreement to Northwest and shall authorize Northwest to post any necessary information on Northwest's Electronic Bulletin Board in accordance

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                                       (3)


            with Northwest's F.E.R.C. approved tariff to give effect to the Capacity Release in the form of a capacity release to a Prearranged Replacement Shipper (as defined in the Northwest tariff).

     (iv) Prior to the posting on Northwest's Electronic Bulletin Board of this Agreement, Tenaska shall fulfill all requirements of Tenaska in its role as a Prearranged Replacement Shipper under the capacity release provisions of the Northwest tariff, including the execution of a new service agreement with Northwest to permanently replace the Northwest Transportation Agreements ("Capacity Release Service Agreement(s)") and its demonstration of creditworthiness to Northwest in accordance with the Northwest tariff.

     (v)    If, at ten days prior to the Capacity Release Date:

            (a) the Parties have not fulfilled their obligations under Paragraph 2(iii) and 2(iv) of this Agreement such that the Capacity Release shall be capable of being given effect without the necessity of waiting for competing bids for the Capacity Release to be submitted, or

            (b) the Parties, together with Partnership's lenders for the Facility, have not executed amendments to the Consent and Agreement dated November 25, 1992 dealing with the Buy/Sell Agreements in order to provide for the termination of the Buy/Sell Agreement and for the inclusion of this Agreement within the provisions of the Consent and Agreement, then the Parties shall cooperate, in good faith, to set a new Capacity Release Date, which date shall be the first of a month that would allow for the Parties to comply with subparagraphs
            2(iii) - (v) of this Agreement.

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                                       (4)


     (vi) The Capacity Releases shall be given effect pursuant to the Northwest rules and regulations approved by the F.E.R.C. pursuant to F.E.R.C. Order No. 636, as applicable to prearranged agreements for capacity release, and the capacity releases shall remain subject to all applicable F.E.R.C. rules and regulations and, to the extent necessary, approval by Northwest. The Capacity Releases shall be done on the basis of the full tariff rate applicable to the Northwest Transportation Agreements subject to the capacity release. The Capacity Releases shall be done for the full term of the Northwest Transportation Agreements subject to the release, including the right to renew or extend the term of the Northwest Transportation Agreements, and shall be a "Permanent Capacity Release" (as defined in the Northwest tariff) without any provisions for the reversion of the Firm Transportation Agreements to Cascade at the end of the term of the Northwest Firm Transportation Agreements subject to the Capacity Release.

     (vii) The Parties, giving due consideration to the Partnership Facility financing and the regulatory procedures necessary for the Capacity Release of the Northwest Transportation Agreements, hereto agree to execute and deliver such other documents and certificates as are reasonably necessary to carry out the purposes of this Agreement, including but not limited to, in the case of Tenaska, the execution and delivery of new Capacity Release Service Agreement(s) with Northwest confirming that Tenaska has met the credit requirements of Northwest for the purposes of the Capacity Release and Tenaska is capable of being accepted as a contracting party in the Northwest Capacity Release Service Agreement(s) in place and instead of Cascade from and after the Capacity Release Date. The Parties agree to endeavour in good faith and with due diligence to comply with the requirements of Northwest to effectuate the capacity release described herein and the substitution of Tenaska to Cascade's position in the Northwest Transportation Agreements or their replacement Northwest Service Agreements.

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                                       (5)


     (viii) Upon the final, effective completion of the Capacity Release described in this Agreement, the Buy/Sell Agreement between Cascade, Gas Co. and Partnership shall be terminated and of no further force or effect.

3. Subject to Paragraph 2, Tenaska accepts the Capacity Release of the Northwest Transportation Agreements and will assume all of Cascade's rights, obligations, duties and liabilities under the Northwest Transportation Agreements from and after the Capacity Release Date including, but not limited to, Cascade's obligation to compensate Transporter (as specified in the Northwest Transportation Agreements), and all other rights, duties, liabilities and additional obligations incurred pursuant to the provisions of the Northwest Transportation Agreements from and after the Capacity Release Date. The Capacity Release is a release of all of the right, title and interest of Cascade in, to and under the Northwest Transportation Agreements and an assumption by Tenaska of all the rights, obligations, duties and liabilities of Cascade under the Northwest Transportation Agreements effective as of the Capacity Release Date.

4. Liability for all obligations accruing under the Northwest Transportation Agreements prior to the Capacity Release Date shall be determined in accordance with the provisions of the Buy/Sell Agreement or such Capacity Releases as may be in effect as of the date of execution of this Agreement. Tenaska hereby indemnifies Cascade against liability for all obligations accruing under the Northwest Transportation Agreements on and after the Capacity Release Date.

5. Cascade represents and warrants to Tenaska that the copies of the Northwest Transportation Agreements appended hereto as Attachment A and Attachment B are true and correct copies thereof as in effect on the date hereof and have not been amended, modified or waived and are not subject to any prior capacity release by Cascade that is

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                                       (6)


     operative on or after the Capacity Release Date and that, to the best of Cascade's knowledge, no event has occurred as of the date hereof which, with or without the passage of time or the giving of notice, or both, would constitute a default on the part of Cascade thereunder.

6. From the date of execution of this Agreement until the Capacity Release Date, Cascade agrees to hereafter operate and manage the Northwest Transportation Agreements and activities associated therewith in accordance with, with due regard to, and so as not to impair, Tenaska's rights under this Agreement. Cascade will not amend, exercise elections or options or otherwise alter the Northwest Transportation Agreements in any manner which would affect either Party's rights or obligations under this Agreement without Tenaska's prior written consent, which consent shall not be unreasonably withheld. Cascade covenants and agrees not to hereafter release all or any part of the Northwest Transportation Agreements to any third party if such release were to impede Cascade's obligations or Tenaska's rights under this Agreement. At the request of Tenaska, and at Tenaska's expense, Cascade shall endeavour to secure from Northwest, any amendments, elections, options or other alterations to the Northwest Transportation Agreements as are reasonably requested by Tenaska from time to time and the realization of which would not be detrimental to Cascade's commercial interests.

7. Any notice under this Agreement shall be in writing and shall be deemed given on the earlier of (i) the date received by the addressee when delivered by hand, or (ii) the day following the date sent by telecommunications means to the numbers set forth below, or (iii) five (5) days after mailing by prepaid registered United States mail, directed to the post office address of the parties as follows (provided that, at any time when there is a strike affecting delivery of either United States mail, all such deliveries shall be made by hand or by telecommunications):

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                                       (7)


     If to Cascade:           Cascade Natural Gas Corporation
                              222 Fairview Avenue North
                              Seattle, Washington, U.S.A.   98109
                              Attention:  Vice President, Gas Supply

                              Telecopy:   206/624-3900
                              Telephone:  206/624-7215

     If to Tenaska:           Tenaska Washington Partners, L.P.
                              407 North 117 Street
                              Omaha, Nebraska, U.S.A.  68154
                              Attention:  President, Tenaska Washington, I

                              Telecopy:   402/691-9526
                              Telephone:  402/691-9500

                              Tenaska Gas Co.
                              407 North 117 Street
                              Omaha, Nebraska, U.S.A.  68154
                              Attention:  President

                              Telecopy:   402/691-9538
                              Telephone:  402/691-9500

     Any Party may, by like written notice, designate a new address to which such shall be directed.

8. This Agreement can be waived, modified, amended, terminated or discharged only explicitly in a writing signed by each of the Parties hereto. A waiver shall be effective only in a specific instance and for the specific purpose given. Mere delay or failure to act by a Party hereto shall not preclude the exercise or enforcement of any of the rights or remedies hereunder.

9. In the event that any part of this Agreement is determined by any court of competent jurisdiction to be unenforceable, the balance of this Agreement shall remain in full force and effect.

                                       (8)


10. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the Parties hereto. Prior to the Capacity Release Date, neither Party may assign this Agreement or any of its rights or obligations hereunder, without the prior written consent of the other Party, such consent not to be unreasonably withheld. Notwithstanding the preceding, Tenaska may assign, transfer and pledge all or any part of its rights, interests, claims and benefits herein to any third party for the purposes of providing security for existing or intended financing of the Facility, and Cascade hereby consents to the creation of any lien or charge in connection therewith. In addition, subject to establishing acceptable credit worthiness to Northwest and the Parties, Cascade and Tenaska shall have the right to assign this Agreement to a business entity that is affiliated with Cascade or Tenaska (as the case may be) where such assignment is necessary for the purpose of enabling Cascade or Tenaska to gain the maximum commercial advantage available to it in meeting its obligations under this Agreement.

11. Gas Co. and Partnership shall be jointly and severally liable for the obligations of Tenaska under this Agreement however, each of Gas Co. and Partnership shall have the right, upon sixty (60) days written notice, to terminate this Agreement to Gas Co. only. Following the effective date of any such termination of this Agreement as to Gas Co., (i) Gas Co. shall have no further rights, obligations or liabilities under this Agreement, except with respect to liabilities accruing prior to the effective date of such termination, and (ii) this Agreement will continue in full force and effect, without further modification or amendment, as between Cascade and Partnership.

12. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Washington.

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                                       (9)


IN WITNESS WHEREOF, Cascade, Gas Co. and Partnership have caused this Agreement to be signed in their names by their duly authorized representatives and delivered as their act and deed, intending to be legally bound by its terms and provisions.


CASCADE NATURAL GAS CORPORATION           Attest:

By:  _________________________________    _________________________________

TENASKA GAS CO.                           Attest:

By:  _________________________________    _________________________________
     Title:                               Title:


TENASKA WASHINGTON PARTNERS, L.P.
By:  Tenaska Washington I, L.P.,
     Managing General Partner
By:  Tenaska Washington, Inc.
     Managing General Partner             Attest:

By:  _________________________________    _______________________________
     Title:                               Title: